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KonaRed Corporation Re-Signs
Paddleboarding World Champion
Jamie Mitchell to Its List of Company
Ambassadors

January 28, 2014. Kalaheo, Hawaii - KonaRed Corporation (www.KonaRed.com ) (OTCBB: KRED), developers of the powerful Hawaiian Coffee Fruit wellness beverage which is sold in select Whole Foods, Safeway, Sprouts, 7-Eleven, and many other retail outlets throughout the U.S. and Canada, today announced that 10X World Champion Paddleboarder Jamie Mitchell has re- signed with the Company as one of its Ambassadors and spokespersons. Mr. Mitchell will not only wear KonaRed-branded gear during his competitions, but he will also help publicize and promote KonaRed at trade shows and other events. From March 7- 9, KonaRed Corp. will be featured in Splash Beverage Group’s booth (booth 8423) at the Natural Products Expo West trade show in Anaheim, CA. Mr. Mitchell will make a live appearance at the show and will sign free copies of his eye-catching surfing poster. The announcement was made today by Mr. Shaun Roberts, CEO of KonaRed Corporation.

In the world of paddleboarding, Jamie Mitchell is without question in a league of his own. With 10 consecutive Molokai to Oahu World Championships, the 2012 ISA World SUP Championship Long Distance Gold Medal, numerous US Championships, Winner of the 2009 Battle of the Paddle, Australian Big Wave Award winner, XXL nominee, Eddie Aikau Invitee and other achievements, Mr. Mitchell personifies the healthy lifestyle for which KonaRed stands.

“Athletes are very careful about what they put in their bodies. Having a world champion waterman like Jamie Mitchell as an ambassador and proponent of KonaRed confirms the efficacy of our products,” stated Mr. Roberts.

About KonaRed Corporation KonaRed Corporation is in the business of bringing the health and wellness attributes of Hawaiian Coffee fruit to the masses. KonaRed Corporation has developed an innovative, state of the art, proprietary process that produces antioxidant-packed extracts and powders from Hawaiian Coffee Fruit which are used in its Antioxidant Juices, Organic Green Teas, and On-the-Go Packs, as well as ingredients which can be added to food, beverages, and nutritional products. The company is headquartered in Kalaheo, Hawaii, and its products are sold in select Whole Foods, Albertsons, Safeway, Sprouts, Wal-mart, 7- Eleven, and many other retail outlets throughout the US and Canada. For Investor Relations information about the company, contact IR@KonaRed.com. For Media Inquiries, contact PR@KonaRed.com.

Contact: KonaRed Corporation Investor Relations
Email: IR@KonaRed.com
Website: www.KonaRed.com